UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2018

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 E. Dublin-Granville Road, Columbus, Ohio	43081-7651
(Address of principal executive offices)	(Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28th, 2018 Big Lots, Inc. (“we,” “us,” “our” or “Company”) announced that it has selected Bruce K. Thorn, a well-respected retail industry executive, as the Company’s new Chief Executive Officer and President of the Company. Following a transition period with Mr. Thorn’s former employer, Tailored Brands, Inc., Mr. Thorn is expected to be formally appointed as the Chief Executive Officer and President of the Company at the end of September 2018, at which time Mr. Thorn will also be appointed as a member of the Board of Directors of the Company (“Board”), filling the vacancy created by the retirement of the Company’s former Chief Executive Officer, David J. Campisi, on April 17, 2018. Mr. Thorn’s appointment is the result of the previously disclosed formal search process to identify a permanent successor Chief Executive Officer after Mr. Campisi’s retirement.

Prior to joining us, Mr. Thorn, 51, most recently served as the President and Chief Operating Officer of Tailored Brands, Inc., a specialty retailer of men’s tailored clothing, since March 2017, after joining the company in 2015 as Executive Vice President and Chief Operating Officer. From 2007 until he joined Tailored Brands, Inc. in 2015, Mr. Thorn held various enterprise level roles with PetSmart, Inc., most recently as Executive Vice President, Store Operations, Services and Supply Chain. Mr. Thorn’s other experiences include leadership positions with Gap, Inc., Cintas Corp, LESCO, Inc. and The United States Army. Mr. Thorn earned a B.S. from the U.S. Military Academy at West Point and an M.B.A. from the University of Cincinnati.

There are no arrangements or understandings between Mr. Thorn and any other persons pursuant to which he was selected as an officer. Mr. Thorn has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Thorn’s appointment, the Company entered into an offer letter agreement with Mr. Thorn dated as of August 21, 2018 (the “Offer Letter”) setting forth Mr. Thorn’s initial compensation, which will consist of an annual base salary of $1,100,000. Mr. Thorn will be eligible to receive an annual bonus with a target of 125% of his base salary, in accordance with the Company’s bonus plan in place for senior executive officers, and an annual long-term incentive award with a target of 400% of the annual base salary, which will be subject to the terms and conditions of the Company’s 2017 Long-Term Incentive Plan (the “LTIP”). Mr. Thorn will receive a monthly vehicle allowance of $1,100 and relocation benefits. He is also entitled to participate in the Company’s Executive Severance Plan and to enter into a Senior Executive Severance Agreement, consistent with other similarly situated senior executives of the Company. In connection with the commencement of his employment with us, Mr. Thorn will receive a signing bonus in the amount of $500,000, which is subject to repayment if he voluntarily separates from the Company within 12 months. In addition, in consideration of compensation foregone from his prior employer, as soon as practicable after his start date, the Company will recommend that the Board grant a one-time equity award of restricted stock units (“RSUs”) under the LTIP with a value equal to $3,000,000. The RSUs will vest ratably in three annual installments over three years following the grant date.

Upon Mr. Thorn’s start date, Lisa M. Bachmann, Executive Vice President, Chief Merchandising & Operating Officer, and Timothy A. Johnson, Executive Vice President, Chief Administrative and Chief Financial Officer, who have been working closely with the Company’s Executive Leadership Team to carry out the Chief Executive Officer’s executive responsibilities, will return to their responsibilities under their current respective roles.

Attached as Exhibit 99.1 to this Form 8-K is a copy of the Company’s August 28, 2018 press release with respect to the foregoing.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibits marked with an asterisk (*) are furnished herewith.

	Exhibit No.	Description

	10.1*	Offer Letter with Bruce Thorn.

	99.1*	Big Lots, Inc. press release on Mr. Thorn’s appointment dated August 28, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: August 28, 2018	By:	/s/ Ronald A. Robins, Jr.
Ronald A Robins, Jr.
Senior Vice President, General Counsel
and Corporate Secretary